                                                                   EXHIBIT 10.15




                                   AGREEMENT


                                    between


                             GREYHOUND LINES, INC.
                             ---------------------

                                    and the


                    INTERNATIONAL ASSOCIATION OF MACHINISTS
                    ---------------------------------------

                                      and

                               AEROSPACE WORKERS
                               -----------------

                                    covering


                              Garage Employees At


                                 Dallas, Texas
                                 Houston, Texas
                             Kansas City, Missouri
                               San Antonio, Texas
                               Brownsville, Texas
                            Grand Junction, Colorado




                            Expires October 1, 1999





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                               A G R E E M E N T

                                    between

                             GREYHOUND LINES, INC.

                                      and

                          INTERNATIONAL ASSOCIATION OF
                        MACHINISTS AND AEROSPACE WORKERS


MEMORANDUM OF AGREEMENT -- This Agreement, effective October 1, 1996 and expiring October 1, 1999, is entered into by and between Greyhound Lines, Inc. and its successors and assigns, hereinafter called the "Company", and the International Association of Machinists and Aerospace Workers, hereinafter called the "Union". The parties recognize that the assets of Greyhound Lines, Inc. are under new ownership. No contract language, award, adjustment, interpretation letter, practice, or right agreed to between the Union and the previous owners, or made binding between them through arbitration or otherwise, shall remain in effect unless expressly agreed to herein, or as later agreed by the parties. This Agreement may be modified only by formal amendment signed by the parties.

The titles used in this Agreement are for reference purposes only and are not to be considered as a part of this operative language.

As used herein, whenever "he" or "his" or their related pronouns appear, they have been used for literary purposes and are meant in their generic sense to include both female and male sexes.

If the Company, or any portion thereof, is sold, there shall be included in the documents relating to such a sale a requirement that the purchaser accept and be bound by this Agreement and all its terms for the duration of this Agreement.

                                P R E A M B L E

The welfare of the Company and its employees is dependent largely upon the service which the Company renders to the public. Improvement in this service and economy in operating and maintenance expenses are promoted by willing cooperation between the management and the voluntary organizations of its employees. When the groups responsible for better service and greater efficiency share fairly in the benefits which follow their joint efforts, improvements in the conduct and efficiency of the Company's business are greatly encouraged. The Parties to this Agreement recognize the foregoing principles and agree to be governed by them in their relations.





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                                   ARTICLE I
                               UNION RECOGNITION

SECTION 1. - The Company recognizes the International Association of Machinists and Aerospace Workers, A.F.L. - C.I.O. as the exclusive, authorized representative for the purpose of collective bargaining with respect to wages, rates of pay, hours of employment and other conditions of employment of all employees covered by this Agreement.

SECTION 2. - This Agreement covers and is limited to the Employees in the following classifications who are employed in the bargaining unit for which the Union is the certified Bargaining Agent, which embraces and is confined to the shops in the garages owned by the Company in the following locations: Dallas, Texas; Houston, Texas; and Kansas City, Missouri; San Antonio, Texas; Brownsville, Texas; and Grand Junction, Colorado.

                                   - Working Foremen
                                   - Journeymen
                                   - Apprentices
                                   - Partsmen
                                   - Coach Servicers

Employees not regularly assigned to work in the above classifications will not be permitted to perform work in any of the above classifications where Company Shops are maintained, except that the Company may assign employees as they may desire to the taking of inventory.

                                   ARTICLE II
                          MANNING OF MAINTENANCE WORK

It will be the Company's policy to have Maintenance work historically performed in its garages on Company operated vehicles continue to be performed at Company garages, however, in cases of road failure, the Company may have emergency temporary repairs made in order to operate the bus to a Company facility for repairs. Notwithstanding this provision or any other provision of this contract, if a service worker changes classifications or leaves the employ of the Company, the Company shall have the right, in its sole discretion, to have the service work of that employee performed through subcontracting or through the hiring of part-time employees not subject to this Agreement.

                                  ARTICLE III
                                 JOB DEFINITION

SECTION I. - Except as hereinafter provided, Working Foremen, for the purpose of this Agreement, are those employees who are assigned by the Company to work at the point where and in the classification in which employed, with authority to direct the work of other





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employees on the same shift, but without authority to hire or discharge.
Working Foremen are appointed by the Company and the work schedule and days off of working foremen will be assigned by the Company. Working Foremen will not come under the provisions of Article III, Sections 1, 2, 3, and 4.

At small Shop points, where five (5) or less Journeymen, including the Working Foreman, are regularly employed, the Working Foreman may be assigned from any point and such Working Foreman, at such small Shop points, shall have such supervisory duties and authority as may be delegated by the Company.

Working Foremen shall retain their seniority positions in the respective classifications and shall be subject to the provisions of Article IV, Section 2, in the reduction and restoration of forces.

Journeymen are those skilled craftsmen who have learned their trade through the completion of a recognized apprenticeship or equivalent training and experience and who are capable of performing the work requirements of the Company.

Apprentices are those employees primarily engaged in learning the trade of the Journeyman Mechanic through working under the supervision of a Journeyman Mechanic and also working as needed as a Greaser and Fueler.

Partsmens' duties consist of receiving, shipping and dispensing of Maintenance Department parts and materials, stock inventories, stock room clerical work, tool room attending, and such other duties incidental to the orderly and proper handling of Maintenance parts, materials and tools, including the dismantling of junk parts.

The primary duties of Coach Servicers shall be:

                                   - Steam Cleaning
                                   - Shop Cleaning
                                   - Washing and Fueling
                                   - Hostling
                                   - Parts Cleaning
                                   - Interior Special Cleaning of Coaches
                                   - Interior Regular Cleaning of Coaches.

                                   ARTICLE IV
                                   SENIORITY

SECTION 1. - Seniority of employees covered by this Agreement shall be confined to the point where and to the classification in which employed, except as hereinafter provided.





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SECTION 2. - When it becomes necessary to reduce the forces in any classification at any shop, excepting the Apprentice classification, master seniority at that point shall govern, the employee affected to take the rate and assigned hours of the job to which assigned. In reduction of force in the Apprentice classification at any Shop, length of service in that classification at that Shop shall govern. Seven (7) working days notice shall be given the employee affected before the reduction is made, and layoffs on account of force reduction shall be made effective upon the completion of the work week of the laid-off employees, provided however that this provision shall not be effective if the force reduction is because of strikes, picketing or circumstances beyond the control of the Company. Employees laid off as a result of force reduction, who desire to remain in the service of the Company, will supply the Vice-President/Maintenance and the Shop Committee with their addresses and will immediately advise them, in writing, concerning any changes in "address".

In the restoration of forces in a classification, at any point, the furloughed employees in that classification, at that point, will be recalled in the reverse order in which they were laid off provided, however, that employees who have been on layoff status continuously for three (3) years shall no longer be entitled to recall.

The Company will notify each employee recalled by registered United States mail or by telegraph. Copy of such recall notice will be given to the Shop Committee. An employee receiving recall notice shall, within twenty-four (24) hours from receipt of such notice, advise the Company by registered United States mail or telegraph of acceptance or rejection of recall and the time of reporting. Employees recalled to service at their home points shall, within fifteen (15) days following receipt of notice, report for duty or arrange for a leave of absence as provided in Article XXI hereof.

While forces are reduced, if employees are needed at another point, furloughed employees in the classification in which employees are needed shall be given preference, in order of seniority, to transfer to such point with the privilege of returning to home point when forces are permanently increased at home point, such transfer to be made without expense to the Company. Failure to accept the first opportunity to return to his home point on a permanent job shall forfeit all previous home point seniority at that point and new home point seniority shall be established at the point to which he transferred as of the first day worked at that point. Furloughed employees offered employment at an outside point shall advise the Company of acceptance of the job within twenty-four (24) hours "after" receipt of notice; otherwise, the next eligible employee shall be notified. The Company notice shall state the time the employee will be required to report for work if he accepts the position.





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SECTION 3. - When an employee is displaced, he shall exercise his master seniority in placing himself in his classification at that point. If a displaced employee, by reason of lack of seniority, cannot place himself at his home point, he may displace the youngest employee having lesser master seniority in his classification at another point of his designation, on the condition that he shall, within seventy-two (72) hours, pursuant to the receipt of notice by him of his displacement, give written notice to the official in charge and to the Shop Committee at the point of his designation.

Failure to accept the first opportunity to return to his home point on a permanent job shall forfeit all previous home point seniority at that point and new home point seniority shall be established at the point to which he transferred as of the first day worked at that point.

An employee whose job is discontinued shall be given not less than three (3) days written notice thereof.

"Permanent jobs" as used in this Article shall mean and include jobs known to be of sixty (60) days or more duration.

SECTION 4. - Employees who transfer under the provisions of Sections 2 and 3 of this Article will carry seniority with them and may exercise same at point to which transferred prior to such time as a permanent vacancy occurs at home point.

SECTION 5. - Employees in the same classification, but in different Shops, may trade jobs if such trade is mutually agreed to by the Company and the Union. Both employees shall have seniority equal to that of the employee having the least seniority.

SECTION 6. - Employees covered by this Agreement who are transferred to supervisory positions in the Company's employ shall retain their seniority for a period of sixty (60) days. If they do not return to the bargaining unit within sixty (60) days, they will forfeit all accrued seniority. An employee who transfers from a job not covered to one that is covered by this agreement shall establish seniority as a new employee.

SECTION 7. - In the event of the acquisition of any additional lines by the Company, Maintenance Department employees of such lines performing work covered by this Agreement who are taken into employment by the Company shall come under this Agreement. Such employees will be permitted to bring with them seniority status in an amount not exceeding thirty (30) days time prior to acquisition by the Company and further will hold, as between themselves, their former seniority ranking accruing to them while employed by the acquired line.





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SECTION 8. - The seniority of all full-time employees shall be measured from the hour and date of first work performed in the department to which they are assigned either in the service of the Company or in the service of Greyhound Lines, Inc. before March 19, 1987, whichever occurred first. Should two or more employees commence service on the same date and hour, the date and hour of the application for employment shall determine the order of their seniority.

Seniority lists shall be posted as of July 1st of each year thereafter. The employees who were employed since the posting of the last preceding list and whose seniority dates are posted for the first time shall have thirty (30) days after such first posting in which to protest the posted date; otherwise, same shall be considered permanently established and no longer subject to protest.

SECTION 9. - Employees on leave of absence to serve as Union Officers or employees promoted to supervisor positions from a job covered by this Agreement shall retain and continue to accumulate seniority.

SECTION 10. - The Company agrees that for the duration of the labor agreement, that it will not layoff (furlough) journeymen mechanics at the Dallas garage who were hired prior to January 1, 1993.

                                   ARTICLE V
                               BIDDING PROCEDURES

SECTION 1. - All new jobs created and all known permanent vacancies occurring in the respective classifications, excepting Working Foremen who are appointed and assigned by the Company, will be bulletined within seven (7) calendar days in the affected shop for a period of three (3) working days, provided however, that apprentice jobs will be bulletined simultaneously for a period of three
(3) working days in all shops covered by this agreement.

Employees working at points, other than the Shop where the vacancy exists, who desire to bid on Apprentice jobs, may make application, in writing, forwarding by United States mail, to the official in charge of the Shop where the vacancy exists, furnishing a copy to the Vice President/Maintenance.

All bulletins shall define the job (i.e., engine overhaul, painting, bodywork, etc.) regular working days and hours of assignment. Bulletined jobs will be awarded to senior eligible employees making written application therefor. Employees, excepting those who completed an apprenticeship training, who have not had previous Journeyman experience with the Company, will not be eligible to bid on Journeyman jobs.





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Nothing herein shall prevent temporary assignment to work within the employee's classification, assigned hours and days off.

After a trial period of not more than fifteen (15) calendar days in a new position, employees who have been found incapable of qualifying for the position shall be returned to their vacated position without loss of seniority.

SECTION 2. - There shall be one (1) general bid per year unless otherwise agreed between the parties. Employees may not change classifications at the general bid.

SECTION 3. - Vacancies and new positions in the classification of Partsmen shall be filled on the basis of seniority by employees employed in that classification in the affected Shop, whenever possible. Such vacancies and new positions shall be offered to the Partsmen in the affected Shop in the order of their classification seniority.

When necessary to go outside that classification in filling such positions, Coach Servicers whose education and previous experience indicate aptitude to perform the work required shall be given preference over outside applicants.

Coach Servicers who become Partsmen under the foregoing provisions shall have seniority rights in such new classification, based upon their length of service in such new classification only, any other provisions of this Agreement to the contrary notwithstanding.

An employee, bidding outside of his regular classification on such position, if the successful bidder, shall be on probation during the first thirty (30) days worked on the new job, and if disqualified by the Company during such probationary period, shall return to his former job.

SECTION 4. - An employee, bidding on jobs under the provisions of this Agreement, shall furnish a copy of each such bid to his Local Committee and, if the job on which he bids is another Shop point, he shall also furnish a copy of such bid to the Local Committee at that point.

SECTION 5. - When a vacancy exists, and which is to be continued in the Journeyman classification, the Shop Committee may meet with Company supervision to assist in screening other employees in other classifications who may be capable of performing Journeyman's work.

If, in the judgment of supervision, an employee of another classification is to be given a probationary period, not to exceed ninety (90) days, as a Journeyman, the employee shall have the right to retain his original seniority until the probationary period is ended, at which time, he will have the right to exercise





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his original seniority in his former position, or forfeit his original seniority if he elects to remain classified as a Journeyman.

If he elects to remain as a Journeyman at the conclusion of his probationary period, his seniority date as a Journeyman shall be the date his probationary period started; however, his original employment date with the Company shall be used to determine his benefits such as vacation, pension, etc.

                                   ARTICLE VI
                          UNION SECURITY AND CHECK-OFF

All full and part-time employees covered by any portion of this Agreement must become and remain members of the Union not later than the thirty-first (31st) day following their date of employment as a condition of their continued employment with the Company.

The Company agrees to check-off and remit to the financial officer of the respective District or Local Union monthly from the pay of each employee who is a member of the Union, and who has so authorized the Company in writing, all dues, initiation fees, regular assessments as may be assessed against such member, and such voluntary contributions to the Union as may be separately authorized by the employee. Requests for check-off of assessments will be signed by the financial officer of the District or Local Union.

                                  ARTICLE VII
                            MANAGEMENT OF OPERATIONS

It is not the intent of this Agreement to include matters of management herein, and the Company reserves to itself the management, conduct and control of the operations of its business, including: (1) the determination of the type, kind, make and size of equipment and when, how and where such equipment shall be used; (2) the prescribing of rules, instructions and regulations for the safe, proper and effective conduct of its business in a competitive environment; (3) the number and qualifications of employees employed by it and their reasonable standards of conduct; (4) the assignment of work to the extent not specified herein; and (5) except as limited by the Article titled "Manning of Maintenance Work", the use of leased operations and independent contractors. The Company also reserves the right to change decisions within the scope of this Article at any time.





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                                  ARTICLE VIII

SECTION 1. - Hourly Rates of Pay -- Maintenance Employees

                               Effective        Effective       Effective
WAGE RATES                      10/1/96          10/1/97         10/1/98
----------                      -------          -------         -------
Dallas, Texas
-------------
Working Foreman                  $15.13          $15.58           $16.05
Journeyman                       $14.87          $15.32           $15.78
Partsmen                         $13.39          $13.79           $14.21

Coach Servicers
Regular Hourly Rate              $ 7.92          $ 8.16           $ 8.40
**New Hire Hourly Rate           $ 7.41          $ 7.63           $ 7.86

HOUSTON, TEXAS
--------------
Working Foreman                  $15.32          $15.76           $16.25
Journeyman                       $15.06          $15.51           $15.98
Partsmen                         $13.55          $13.96           $14.38

Coach Servicers
Regular Hourly Rate              $ 7.92          $ 8.16           $ 8.40
**New Hire Hourly Rate           $ 7.41          $ 7.63           $ 7.86

SAN ANTONIO, TEXAS
------------------
Working Foreman                  $14.38          $14.81           $15.25
Journeyman                       $14.12          $14.54           $14.98

Coach Servicers
Regular Hourly Rate              $ 7.92          $ 8.16           $ 8.40
**New Hire Hourly Rate           $ 7.41          $ 7.63           $ 7.86

BROWNSVILLE, TEXAS
------------------
Working Foreman                  $12.76          $13.14           $13.54
Journeyman                       $12.50          $12.88           $13.27

Coach Servicers
Regular Hourly Rate              $ 7.92          $ 8.16           $ 8.40
**New Hire Hourly Rate           $ 7.41          $ 7.63           $ 7.86

GRAND JUNCTION
--------------
Working Foreman                  $14.49          $14.93           $15.37
Journeyman                       $14.23          $14.66           $15.10

Coach Servicers
Regular Hourly Rate              $ 7.92          $ 8.16           $ 8.40
**New Hire Hourly Rate           $ 7.41          $ 7.63           $ 7.86

KANSAS CITY
-----------
Working Foreman                  $16.11          $16.59           $17.09
Journeyman                       $15.85          $16.33           $16.82
Coach Servicers
Regular Hourly Rate              $ 8.18          $ 8.42           $ 8.68
**New Hire Hourly Rate           $ 7.66          $ 7.89           $ 8.13

The Company shall have the right to increase wages on a location basis to meet market concerns. Such increases will not be on an individual basis, but must cover all employees in the classification. The Company will meet with the Union prior to announcing such increases.

**An employee hired at this rate is entitled to the regular hourly rate at the end of twenty-four (24) months of continuous full-time employment.





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SECTION 2. - Vacation Relief Jobs:

Vacation relief positions may be created as needed. If the relief assignment contains work of his own classification and lower classification, he shall receive his own rate of pay for work performed in the lower classification. Whenever there are no vacations to relieve, the vacation relief employee will work the day shift Monday through Friday, with Saturday and Sunday off. When performing vacation relief, the vacation relief employee will assume the complete work schedule of the employee he is relieving, both work days and days off. The employee will have at least sixteen (16) hours off between shifts.

If Apprentices, prior to becoming indentured, had worked one (1) year or more as a Coach Servicer, at the rate applicable to steam cleaning and greasing, they shall retain the highest rate for greasing and steam cleaning until their length of service as an Apprentice entitles them to a higher rate.

Jobs may be set up as Greaser, which shall cover greasing coaches on the grease rack or pit, and as Parts Cleaner, which shall cover cleaning parts. If such jobs, or either of them, are set up, they should be bulletined and bid by the Coach Servicers at the shop point involved. Coach Servicers who are assigned to such jobs and those who are temporarily assigned to such work for four (4) or more hours in any work day, shall be paid a differential of ten cents ($.10) per hour, in addition to their regular Coach Servicers' rate for time so worked. This differential shall not apply in the case of any employee assigned to such work whose regular rate of pay is higher than that of Coach Servicer. Effective March 1, 1977, the classification of Stripper is added and will come under all provisions of this paragraph.

SECTION 3. - Except as expressly stated herein, no employee shall have his rate of pay reduced as a result of the signing of this Agreement. Nothing herein shall prohibit the paying of a higher rate of pay at the discretion of the Company.





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                                 ARTICLE IX
                                  VACATIONS

SECTION 1. - Vacations will be granted in the following manner:

       (a) Employees who complete one (1) year but less than fifteen (15) years of continuous employment shall be granted a vacation of two (2) weeks with pay.

       (b) Employees who complete fifteen (15) years but less than twenty-five (25) years of continuous employment shall be granted a vacation of three (3) weeks with pay.

       (c) Employees who complete twenty-five (25) years of continuous employment but less than twenty-seven (27) years of continuous employment shall be granted a vacation of four (4) weeks with pay.

       (d) Employees who complete twenty-seven (27) years of continuous employment or more shall be granted a vacation of five (5) weeks with pay, effective with the 1997 vacation bid.

"Week" as used herein shall mean forty (40) hours.

The Company will post a vacation schedule on or before December 1st of each year, listing each week separately and will designate how many employees can be released for vacation purposes each week. Ten (10) days after such schedule has been posted all employees eligible, or who will become eligible during such vacation period, shall then express their choice of vacation period, in accordance with seniority ranking, on a bid sheet presented to the employees for that purpose.

The annual posting of vacations shall be during December, with vacations to be taken the following calendar year. The number of weeks vacation to be bid in December will be determined by the employees seniority during the calendar year in which the vacation is taken.

Employees leaving the service of the Company will be charged the number of days vacation not earned for which they have been paid.

No vacation will be allowed until an employee has completed one (1) year of service.

Employees may set one week of their vacation aside at bid time to be used on a day-by-day basis. If this is done, the days must be approved in advance by supervision.

Employees with three (3) weeks vacation shall be entitled to bid for a one (1) or two (2) week vacation, and employees with four (4) week vacations should be entitled to bid for up to two (2) weeks vacation on the first round of vacation bidding, and up to three





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(3) weeks on the second round of vacation bidding and the balance, if any, will be bid on the third round of vacation bidding for periods then available.

All vacations must be taken within the period designated by employee's bid. Employees who fail to make bid or who are on furlough or absent, due to illness, and cannot be reached by the bid sheet must take vacation at a time designated by the Company.

Employees who are absent from work during their regular assigned work period in any service year shall forfeit one-twelfth (1/12) of the vacation allowance due them for that service year for each aggregate of 173 hours not worked during said year. A period of time not worked of less than four (4) consecutive hours shall not be taken into account in computing such aggregate. No deduction shall be made from the vacation allowance for absence due to bona fide illness or disability for the first 519 hours of such absence in any service year.

For each aggregate of 173 hours worked by an employee as overtime during his service year, he shall receive an allowance of one-twelfth (1/12) of his vacation allowance, which shall be applied only as credit against an equal amount of deduction assessed because of absence. Penalties or credits shall not be extended beyond the period in which assessed.

Employees who have completed earning an annual vacation and who leave the service for any cause prior to taking such earned vacation shall be paid an amount of money equal to such earned vacation.

Employees whose service entitles them to, at any time during their service year, and those who voluntarily leave the service of the Company, (except those leaving the service of the Company under the provisions of the Pension Program), prior to having worked six (6) months of their service year for which, if completed, they would be entitled to a vacation, shall receive no vacation allowance for that service year.

Employees who are discharged for cause qualify for a vacation and who voluntarily leave the service of the Company after having worked six (6) months of their service year, for which, if completed, they would be entitled to a vacation, shall be paid their vacation allowance pro-rata for the time so worked.

The Company will, upon request of an employee, review any vacation periods that become open after the December bid, and operating conditions permitting, will consider an employees request for any open vacation periods. Such requests will be considered on a first come basis.





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                                   ARTICLE X
                           HOURS OF WORK AND OVERTIME

SECTION 1. - The regular work week shall be forty (40) hours, consisting of either five (5) consecutive eight (8) hour days or four (4) consecutive ten
(10) hour days. The Company shall have the right twice per year to determine the percentage of each at each location after consultation with the Union, provided that not more than 25% of the employees covered by this Agreement on March 19, 1987 shall be compelled to work shifts of ten hour days without the consent of the Union. Work performed in excess of these limits shall be overtime and will be paid at the rate of time and one-half.

SECTION 2. - The Company will post on the bulletin board in each Shop a correct schedule showing the regular hours and days to be worked by each employee. In the event it becomes necessary to change the scheduled hours of any job to the extent of one (1) hour or more, or change days off, then those jobs so changed shall be termed "vacancies" and shall be bulletined in accordance with the requirements of Article V, Section 1.

SECTION 3. - All work performed outside and in excess of bulletined hours will be paid for at the rate of time and one-half, except as otherwise provided herein.

Excepting when it is a result of the employee's exercise of his seniority rights, work performed on the sixth (6th) and seventh (7th) consecutive days worked, in a work week, shall be paid for at one and one-half (1-1/2) times the employee's regular rate of pay.

SECTION 4. - Overtime work will be divided as nearly equally as possible among the employees in the classification involved who are qualified to do the particular work required and who have made written application to the Company to participate therein. Such employees who pass up overtime shall have their time record charged therewith. Employees who do not make such application shall not be entitled to share equally, and shall not be assigned to work overtime, if an employee, who has made such application, is available for such work.

SECTION 5. - Employees who are called back to work, after having left the Company premises following the completion of the regular day's work or on their assigned days off, shall be paid for such work at the applicable overtime rate and shall be paid a minimum of four (4) hours at such applicable overtime rate. Employees who are required to work beyond the regular quitting time of their shift shall be given as much advance notice thereof as circumstances will permit, with the understanding that they shall be given at least two (2) hours notice, except in case of emergency.





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
                                   ARTICLE XI
                               HOLIDAY ALLOWANCE

SECTION 1. - For Employees with ten (10) or more years seniority there shall be eight (8) paid holidays composed of New Year's Day, Martin Luther King, Jr's Birthday, Washington's Birthday, Easter Sunday, Fourth of July, Labor Day, Thanksgiving and Christmas.

For employees with more than ninety (90) days but less than ten (10) years seniority there shall be five (5) paid holidays composed of New Year's Day, Fourth of July, Labor Day, Thanksgiving and Christmas. On his tenth anniversary date of employment, and employee will be entitled to all subsequent holidays in that calendar year to which employees with ten (10) or more years seniority are entitled. In order to receive holiday pay, an employee must work the last scheduled work day prior to the holiday and also the first scheduled work day immediately after the holiday.

Employees shall receive holiday pay for the holidays set forth above at their regular hourly rate of pay for the number of hours of their regular shift on the date of the holiday.

In those cases where a shift involves two (2) calendar days, the entire shift should be applied to the day on which the shift commences.

When a paid holiday falls within an employee's vacation period, the employee shall receive an extra day's pay, but his vacation period shall not be extended. Should he so desire, he may be given an extra day off as a leave of absence. Premium pay for holiday work shall not be charged to the overtime record under Section 4 of Article IX, unless the employee was not regularly scheduled to work such holiday.

                                  ARTICLE XII
                                 APPRENTICESHIP

SECTION 1

See new Greyhound/IAM apprentice program.

                                  ARTICLE XIII
                            PROBATIONARY EMPLOYMENT

SECTION 1. - Applicants for employment shall fill out and sign application forms supplied by the Company, and employment shall be considered temporary until such application is approved by the proper official of the Company. If the employee is not notified to the contrary, prior to the expiration of forty-five (45) work days, his application shall be considered to have been approved unless it is later found that false information materially affecting acceptance of application was given, in which event, if the employee is dismissed from service on account thereof, he shall be given a hearing thereof, provided he makes written request therefore within ten (10) days from date of dismissal notice.

SECTION 2. - New employees shall be on probation for and during the first forty-five (45) work days of their employment. The provisions of Article XIV shall not apply to probational employees whose services are terminated during their probationary period.

The Company shall assign probational employees to such work, hours and days off as it may determine during their probationary period, without regard to the provisions of this Agreement in respect to advertising and bidding jobs. Such probational employees may be assigned overtime work at the discretion of the Company, without regard to Article X, Section 4, but in no event, more than that accorded regular employees thereunder. When an employee satisfactorily completes his probation, he shall be charged with the average amount of overtime worked by the group to which he is then assigned in effectuating
Article X, Section 4, with respect to him thereafter.

                                  ARTICLE XIV
                              GRIEVANCE PROCEDURE

SECTION 1. - No employee, who has been in the service of the Company sixty (60) days or more, shall be dismissed without just and sufficient cause. In the event of discipline or dismissal, the employee affected and his Shop Committee shall be given prompt, written notice thereof, and if requested in writing of the supervisor in charge of the Shop involved, within ten (10) days after such notice, shall be given a fair and impartial investigation and an opportunity to obtain and present witnesses. Such investigation, if so requested, shall be conducted by the supervisor. Prior to holding such investigation, the employee and his duly-authorized representative shall be apprised in writing of the precise charge or charges. If a stenographic report of the investigation is made by a Company stenographer, the Committee shall be provided a copy thereof promptly. The supervisor shall make his written decision on the matter within ten (10) days from the close of the investigation.

SECTION 2. - Discipline charged to an employees record which is over eighteen
(18) months old will not be considered by the Company providing there is no other discipline within the eighteen (18) month period.

SECTION 3. - The presentation and handling of grievances shall be according to the following procedure:

       (a) Any employee covered by this Agreement who has a complaint shall discuss the complaint with this supervisor within ten (10) days from the date of the occurrence in an effort to resolve the complaint without resort to the formal grievance procedure. Any disposition at this step shall be non-procedential and many not be relied upon by the Union or the Company in any grievance hearing for any purpose.

This procedure shall not extend the time limits for filing a written grievance.

       (b) The aggrieved employee or the Union Steward shall present same, in writing, to the supervisor in charge of the Shop in which it arises within fifteen (15) days after it first comes to the attention of the complaining party. Any matter that is not so presented shall be waived and no longer subject to handling as a grievance.

       (c) If such supervisor is requested, in writing, to do so, he shall, within five (5) days after receipt of such request, arrange a hearing at which the Company, employee and Chairman of the Shop Committee, or his designee shall have full opportunity to present all evidence that they desire to have considered in the matter. The Supervisor shall render his written decision within fifteen (15) days after the receipt of the request for hearing.

       (d) Appeal may be taken from the Supervisor's decision to the Regional Manager-Maintenance or his designated representative, provided written notice of appeal is filed within ten (10) days after the date of the Supervisor's decision. The written decision of the Regional Manager Maintenance or his representative shall be rendered within fifteen (15) days after receipt of notice of appeal, unless written request for conference is made within five (5) days from date of such notice, in which event, the time for such conference shall be fixed by agreement and the time for making decisions shall run from the close of the conference.

       (e) The provisions of (b) and (c) above shall not apply to discipline or dismissal cases which shall be handled according to the provisions of
Section 1 of this Article. If, after being so handled, the aggrieved employee desires to appeal from the results of the investigation, he may do so by following the procedure provided in (d) above.

       (f) The time limits specified in (c) and (d) for holding conferences may be extended by agreement and, in the event of extension, the management representative shall give his written decision within five (5) days after the conference is concluded.

       (g) Failure to file notice of appeal in the manner and within the time above provided shall render final the last decision made.

       (h) Failure of management representative to make decisions as above provided shall result in forfeiture of the Company's case.

       (i) The foregoing grievance procedure shall not prevent an aggrieved employee or the Shop Committee or both from attempting to adjust any grievance through informal conference with the Foreman involved.

If it is found that an employee has been unjustly suspended or dismissed from the service, such employee shall be reinstated with his seniority and service rights unimpaired and compensated at his regular rate for any time lost resulting from the suspension or dismissal less any earnings received by him during the period of such suspension or dismissal.

SECTION 4. - Grievances with respect to the interpretation or application of any of the terms or provisions of this Agreement which are not satisfactorily settled under the foregoing grievance procedure may be submitted to arbitration in the following manner:

The party desiring Arbitration shall give written notice to arbitrate to the other party within ten (10) days following the decision of the Regional Manager-Maintenance or his representative provided for in subsection (c) of
Section 2 of this Article. Such notice will be given to the Industrial Relations Department of the Company.

In the event a grievance is submitted to Arbitration, an Arbitrator shall be selected according to and governed by the following procedure:

       - The representative of the Union and the Company shall meet within five (5) working days after Notice of Appeal to Arbitration. The representative shall request the Federal Mediation and Conciliation Service to provide a panel of five (5) Arbitrators from which they shall select the Arbitrator. The Arbitrator shall be chosen from the list of such nominees by alternately striking names until one (1) remains, and he shall be notified immediately. The question as to which party shall strike first shall be determined by the toss of a coin.

       - A record shall be made of the proceedings had before the Arbitrator, including a stenographic transcript of all testimony and evidence offered. The parties shall be given a full opportunity to present their case.

       - A written decision of the Arbitrator shall be final and binding upon the parties. The Arbitration Award shall not, in any case, change or add to any of the terms or provisions of this Agreement. The parties shall jointly share the fee and expenses of the Arbitrator, as well as the costs of the Hearing, including the making and preparing of the Record and Transcript.

SECTION 5. - Prior to arbitration the Automotive Coordinator, or his designee will meet with the Company's Labor Relations representative, or his designee, with the authority to resolve the dispute.

                                   ARTICLE XV
                                UNION COMMITTEE

SECTION 1. - The Union may choose, from regular employees in each Shop, a number of representatives to act on behalf of employees covered by this Agreement in any capacity assigned to such representatives by the Union. In event grievance hearings are conducted during regular working hours of the Local Committeemen, or any of them, they will not lose time as a result thereof.

                                  ARTICLE XVI
                              TEMPORARY TRANSFERS

SECTION 1. - An employee sent out by the Company on a temporary transfer to an outlying shop or point, or sent to temporarily fill a vacancy at an outlying shop, will be paid at his regular straight time rate of pay for time necessarily spent in traveling from his home shop to and from such outlying shop or point.

While at such outside shop or point, he will be paid straight time and overtime the same as at his home shop and will be guaranteed not less than eight (8) hours work for each of his regularly assigned days. Reasonable necessary living expenses will be allowed. The employee shall furnish receipts covering all such expenses, excepting only expenses for meals.

                                  ARTICLE XVII
                                   ROAD CALLS

SECTION 1. - A list of employees capable of taking care of road calls will be posted in each shop. Road call work will be given to those qualified employees, if available, who have made application for overtime work as provided in Article X, Section 4, and road call and shop overtime will be consolidated in computing overtime record.

SECTION 2. - When an employee is sent out on a road call, he shall be paid at overtime rates for time necessarily spent outside of the hours comprising his regular assignment in making preparation for the work to be done on such call. He shall be paid at his regular straight time rate of pay for time necessarily spent in traveling from his home shop to and from the place of work for all hours comprising his regular assignment, in any case, and for all time so spent on calls over 100 road miles from his home shop whether within or outside of his regular assignment. For time so spent outside of his regular assignment on calls 100 road miles or less from his home shop, he shall be paid at overtime rates of pay.

After reaching and while at the place of work, he shall be paid at his regular straight time rate of pay for the hours comprising his regular assignment and at overtime rate of pay for such hours on his regular days off, whether worked or not, and at overtime rate of pay for hours actually worked outside of his said regular assignment.

If such employee is required by the Company to stay with the coach, such time so spent shall be considered as work in applying this provision.

SECTION 3. - An employee on road call shall be reimbursed for reasonable and necessary traveling and other expenses incurred while so engaged, provided proper receipts are furnished the Company covering same, excepting only receipts for meals.

SECTION 4. - The failure of a coach on the road to the extent the driver cannot continue his trip automatically takes the coach from the jurisdiction of the Transportation Department and places it under the jurisdiction of the Maintenance Department where it will remain until it is okayed for service.

                                 ARTICLE XVIII
                                    INJURIES

SECTION 1. - Employees injured while at work will not be required to make an accident report before receiving necessary medical attention, but are required to make such report within forty-eight (48) hours after being injured, if possible. Necessary and competent first aid medical attention will be given injured employees at the earliest possible time. The Company will not be obligated to furnish further medical attention than that as required by the applicable compensation law.

SECTION 2. - Employees injured while at work and who require medical attention will be given necessary time during working hours, without loss of time, to see the doctor.

SECTION 3. - Employees injured on the job shall be paid for time necessarily lost from regular assignment on the day on which injured.

                                  ARTICLE XIX
                             PHYSICAL EXAMINATIONS

SECTION 1. - All employees covered herein must submit to a physical examination on the request of the Company, the cost of such examination to be borne by the Company. It will be the policy of the Company to request only one (1) examination a year, except in such instances where a re-examination is deemed necessary to determine whether or not recommendations for correction of infirmities have been met. The Company will make every reasonable effort to have examination given at a time and place that will cause least inconvenience to employees who cannot be given examination during their regular working hours. When employees are required to take such examinations during their regular working hours, they will be paid for such time necessarily lost from work. When correction of infirmities is requested, the employee will be furnished with a copy of the Company physician's report.

SECTION 2. - If the recommendation of the Company's doctors are not disputed, they shall be complied with within a reasonable time. In the event there is a dispute, the employee involved or the Union may, within fifteen (15) days after the employee is notified by the Company of such recommendations, have such employee examined by a doctor of his or its choice. If the two (2) doctors fail to agree, a third examination will be had by a doctor mutually agreed upon, and the majority opinion of the three (3) doctors will be govern. An employee may be suspended for failure to comply with the recommendations agreed upon for the repair of any correctable infirmity.

SECTION 3. - Employees who are required by the Company to take physical examinations outside their regular working hours, to comply with DOT Regulations, shall be paid two (2) hours pay at their regular rate.

                                   ARTICLE XX
                          ATTENDING COURT - JURY DUTY

SECTION 1. - Employees required by the Company to attend Court or Coroner's Inquest will be paid for the time necessarily lost from work while so assigned. Reasonable expenses will be allowed. The Company will be entitled to the mileage and witness fees.

SECTION 2. - Employees on Jury Duty will be allowed the difference between the compensation they would have earned had they remained on their assignment and the daily amount paid for Jury Duty. No compensation shall be paid for serving on Juries on relief days.

                                  ARTICLE XXI
                               LEAVES OF ABSENCE

SECTION 1. - A leave of absence may be granted on written application from employee stating reason for the leave. A leave of absence will not exceed ninety (90) days in a calendar year wherein there will be no loss of seniority. An extension of the leave beyond the ninety (90) days may be granted upon proof of medical necessity or explanation acceptable to the Company.

SECTION 2. - An employee overstaying his leave of absence, unless detained by conditions beyond his control, will automatically sever his connections with the Company.

SECTION 3. - Upon the completion of a leave of absence, sixty (60) days must elapse before another leave will be granted, unless by mutual agreement between the Company and Union.

SECTION 4. - Special arrangements will be made between proper officials of the Company and the Union for leaves of employees acting in an official capacity for the Union.

SECTION 5. - An employee desiring to be absent from work must personally obtain permission from his Foreman, preferably in writing, but if sickness or other unavoidable causes prevent him from reporting for work, he shall notify his Foreman as early as possible.

SECTION 6. - Employees entering military or naval service of the government, pursuant to the provisions of the Selective Service and Training Act of 1940, as amended, shall be granted all rights and privileges provided by that Act.

                                  ARTICLE XXII
                                   SICK LEAVE

SECTION 1. - (a) Any sickness or injury which prevents an employee from performing the duties of his regular job with the Company shall be considered as sickness under this Article, provided, however, that no employee shall receive benefits thereunder whose sickness is caused by venereal diseases, intoxication, or any injury which may be the result of any intoxication by alcohol or drug addition, or any condition occurring while violating any criminal law or resulting therefrom.

       (b) Employees having one (1) year of seniority shall be eligible for sick leave for each assigned work day off not in excess of five (5) days per year. A work day shall be at the regular hourly rate for the number of hours of the employee's regular shift on the day missed. All employees shall be permitted to carryover all sick leave accumulated and outstanding with Greyhound Lines, Inc. as of March 18, 1987. Any employee who established a sick leave period, and who does not use same, will be allowed to accumulate two weeks of such unused sick leave. The maximum amount of sick leave, consisting of both the allowance as referred to in this paragraph, and the two (2) weeks accumulation, shall be one hundred twenty (120) hours to be taken in any one year.

       (c) There shall be a three (3) day waiting period in respect to each sickness for and during which no sick leave benefits shall be due or payable. This waiting period shall begin on the day on which the employee visits or is visited by a doctor and shall include days off, as well as scheduled work days. In the event the employee is hospitalized, sick benefits shall commence as of the first day of sickness. If an employee is disabled during this regular working hours and has worked less than four (4) hours, the preceding day shall be considered as the date last worked.

If he has worked four (4) hours or more, that day shall be considered as the date last worked. Following the completion of said waiting period, the employee shall receive sick leave pay for each regular assigned work day lost because of such sickness, up to the maximum sick leave credit to which he is then entitled. In the event the loss of time from work on account of sickness is compensable, under any present or future state of federal compensation act or claims against a third party, then only the difference between the sick leave allowance and the amount paid under such compensation act or third party suit or settlement for such loss of time shall be payable hereunder.

Sick leave claims involving Workmen's Compensation will not be paid until the employee returns to work and his rights, under the Workmen's Compensation Act, are fully determined. In the event the employee terminates his employment with the Company, without returning to work, such sick leave claims will be honored when his rights, under the Workmen's Compensation Act have been fully determined. Sick leave claims involving injuries sustained outside the course of employment, where an employee has a claim or suit pending against a third party for such injuries and resulting damages, will not be paid until the employee returns to work and his claim against the third party has been disposed of by trial or settlement.

       (d) No employee shall be entitled to receive benefits under this plan for any time lost by reason of sickness while on vacation. However, if an employee should become sick while on vacation and is unable to return to work at the end of his vacation, his three (3) day waiting period shall commence on the first regularly scheduled work day following the conclusion of his vacation.

       (e) In order to receive benefits under this plan, the employee shall submit to the Company medical evidence of his disability from a Company physician or other bona fide licensed medical doctor and, if requested, on forms to be provided by the Company. The expense of this medical evidence shall not be borne by the Company. The Company, at its option, may require a special examination of the employee by a doctor to be designated by the Company. This shall be done without cost to the employee. Notification of absence on account of sickness shall be given to the employee's immediate supervisor as soon as possible. Application for sick leave benefits shall be filed with the employee's supervisor within five (5) days after return of the employee to duty.

       (f) Any employee found to have abused the sickness benefit privilege by falsification or misrepresentation shall thereupon be subject to disciplinary action and reduction or elimination of sickness benefits, and shall further restore to the Company amounts paid to him for period of such absence.

                                 ARTICLE XXIII
                             INSURANCE AND PENSION

SECTION 1.

       (a) Employees currently in the Amalgamated Council of Greyhound Local Unions pension plan will remain in such plan and in addition the Company, effective October 1, 1996, will contribute on behalf of those employees twenty-five dollars ($25.00) per month for the life of the contract for regular full-time employees to the Automotive Industries Plan.

       (b) Effective October 1, 1996, the employer will make a maximum combined contribution to the health and welfare and pension funds of $495.00 per month per regular full-time employees. Said contributions will be increased to $535.00 per month on October 1, 1997 and to $575.00 per month on October 1, 1998.

       (c) For those employees in (a) above, the contributions in (b) will be used for health and welfare premiums only.

       (d) For all other employees, the contributions will be used for both Health and Welfare and Pension contributions.

       (e) The health and welfare benefit plans will be determined by the Union and the Union will notify the Company where to send the required payments.

       (f) The employer agrees to accept the provisions of the various Trust Agreements and agrees to sign and be bound by the terms of said Agreements.

SECTION 2. - Employees will be permitted to participate in the Greyhound Lines, Inc. Cash or Deferred Retirement Plan for Represented Employees with the understanding that the Company is not obligated to make any matching contributions on behalf of such employee. The Union agrees to accept and abide by the terms of the Plan and the related Trust and the Union agrees to waive its rights to participate in any discussions regarding the administration, amendment or terminating of the Plan or the related Trust.

                                  ARTICLE XXIV
                                    LEGALITY

SECTION 1. - Anything contained in this Agreement, in violation of any Federal, State or Municipal Law now in effect, or that is passed, will become null and void.

                                  ARTICLE XXV
                                 MISCELLANEOUS

SECTION 1. - Space for a Bulletin Board shall be provided in a suitable place in each Shop for the exclusive use of the employees.

SECTION 2. - Time spent by employees attending Maintenance Service Meetings called by Officials of the Company shall be paid for at the regular rate of pay, when in excess of one (1) meeting per month.

SECTION 3. - No employee shall be coerced to contribute to any charity or social agency.

SECTION 4. - Employees and those dependent upon them for support will be given the same consideration in the issuing of free or reduced rate transportation over the Company's lines and its connecting carriers as is granted other employees of the Company.

SECTION 5. - Sanitary drinking fountains shall be provided in or convenient to all garages and proper heating and lighting of the garages for comfort of the employees shall be maintained. The Company shall furnish each employee two (2) towels per year, and soap, with proper quarters for washing and dressing.

SECTION 6. - The Company agrees that any conditions detrimental to the health or safety of employees will be corrected when brought to their attention. Employees will be required to use safety devices provided by the Company in accordance with posted instructions.

The Company will work with the Union to insure a safe workplace and the Company shall furnish all maintenance employees, when exposed to foul weather proper foul weather gear which shall consist of rainsuits and individual boots where the shoeless type is used.

SECTION 7. - Special first-class tools for use on Company equipment shall be furnished for the use of the employees. Employees will be required to carry such first-class hand tools as the work of their classification requires.

SECTION 8. - Funeral Leave - Employees will receive up to three (3) days paid leave per occurrence for loss of a parent, spouse or child. Pay will be only for scheduled time missed. The Company reserves the right to request written proof.

SECTION 9. - The Shop Steward will be allowed the use of the Company telephone during working hours for Union business only and only when permission is granted by a Company supervisor. If this privilege is found to be abused, the Company will notify the Union and the practice will be discontinued.

SECTION 10. - A key to the first aid kit will be furnished to the Shop Steward. The Shop Steward will be held accountable for supplies that are maintained by the Company in the first aid kit.

SECTION 11. - Employees shall be paid bi-weekly. The Company will designate the day of the week that the pay day will be made on and will designate a reasonable payroll cut off or lead time which shall be no less than ten (10) days.

SECTION 12. - Employees at service islands will have the option to substitute insulated coveralls for one set of uniforms.

                                  ARTICLE XXVI
                               NO STRIKE, LOCKOUT

SECTION 1. - There shall be no lockouts by the Company, and there shall be no strikes or other work stoppages of any variety called by the Union, for the duration of this Agreement.

Where a labor dispute arises with another Union recognized by the Company and a legal picket line is established at or around a Company terminal, garage or other facility our employees, who are members of the International Association of Machinists, will be permitted to honor such a legal picket line only at the facility where work of the other Union local is or was being performed at the time of the dispute as a regular job or bid shift.

                                 ARTICLE XXVII
                            TERMINATION OF AGREEMENT

This Agreement shall be in effect from October 1, 1996, until and including October 1, 1999, and shall remain in effect from year to year thereafter unless changed or terminated as herein provided.

Either party desiring to make any changes or modifications in this Agreement to become effective at the end of the initial term or any annual extension thereof, or desiring to terminate this Agreement at the expiration thereof, shall notify the other party in writing of its desire either to enter into negotiations for the purpose of making changes or modifications herein or of its desire to terminate this Agreement at least sixty (60) days prior to the expiration of the initial term or any extension hereof. In the event that any change or modification so requested by either party is not mutually agreed upon prior to the expiration date of this Agreement or any renewal thereof, the Agreement shall terminate at such expiration date unless the same shall be extended by mutual consent. After receipt of notification requesting changes or modifications in the Agreement, the parties agree to set a mutually satisfactory date to meet and discuss same.

The foregoing is the complete collective bargaining Agreement entered into by and on behalf of the parties signatory hereto, indisputable errors and/or omissions accepted.


       Signed this ____ day of _______________, 1996.



                            GREYHOUND LINES, INC.


By:
   --------------------------------

By:
   --------------------------------

By:
   --------------------------------



                        INTERNATIONAL ASSOCIATION OF
                       MACHINISTS & AEROSPACE WORKERS
                               A.F.L. - C.I.O.


By:
   --------------------------------

By:
   --------------------------------

By:
   --------------------------------